EXHIBIT 10(v)
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                                   DESCRIPTION OF 162(m) CASH BONUS PLAN


As a result of the enactment in 1993 of 162(m) of the Internal Revenue Code, compensation paid to a publicly-traded company's chief officer and any of the next four highest paid executive officers in excess of $1 million (per executive) will generally be non-deductible, subject to certain exceptions, including an exception for stockholder-approved "performance-based" compensation programs.

The Board of Directors of Liz Claiborne, Inc. (the "Company") adopted, on March 9, 1994, subject to stockholder approval, the 162(m) Cash Bonus Plan, which is a separate annual bonus plan for certain senior executive officers (the "162(m) Plan"), so as to qualify bonuses paid under that Plan for the 1995 fiscal year and later years as "performance-based".

Eligible Executives.  For each fiscal year commencing on or after January 1, 1995, the 162(m) Plan will cover all employees (i) having a base salary in excess of $500,000, or whose compensation may reasonably be expected to exceed the $1 million threshold as determined by the Compensation Committee prior to the start of such year, and (ii) who are executive officers at the start of such year or are hired or promoted into
that status  during such year.   Participants in  the 162(m) Plan will not participate in the Company's
Annual Bonus Plan already in place.  The Compensation Committee reserves the right to establish alternative incentive compensation arrangements for otherwise eligible executives if it determines, in its discretion, that it would be in the best interests of the Company and its stockholders to do so.

Business Criteria Under the 162(m) Plan for 1995 and Later Fiscal Years.  Under the 162(m) Plan, the
Compensation Committee will set one or more objective performance goals for each participant each year using one or more earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof), and if the Compensation Committee so determines, one or more sales-based measures.
The goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with the current or past performance of the Company (including one or more of its divisions), and/or other companies.  In addition, earnings-based goals may also be expressed as comparisons to capital, stockholders' equity and/or shares outstanding (e.g., return on capital, return on equity or earnings per share).  While the degree of achievement of the objective goals will determine the maximum bonus potentially payable to each participant pursuant to the goal formula(s) (subject to the maximum level per participant described below), the Compensation Committee will have absolute discretion to reduce the actual payment below that level to the extent that it considers appropriate.  The Compensation Committee will not have discretion to increase bonus amounts over the level determined by application of the performance goal formula(s) and will be required to certify that the performance goals underlying the bonus payments have been satisfied.

Maximum Bonus Opportunity.  The bonus opportunity for each participant under the 162(m) Plan each year will be related by a specific formula to his or her base salary at the start of such year, provided, that the maximum bonus paid under the Plan to any individual in respect of any fiscal year shall not exceed $1.5 million.
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